Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to

the incorporation by reference in the registration statements (Nos. 333-246292 and 333-259827) on Form

S-3 and the registration statements (Nos. 2-50327, 2-53523, 2-95574,

33-27628, 33-32059, 333-32509, 333-90012, 333-139997, 333-
163849, 333-179622, 333-215259, and 333-222589) on Form S-8

of our report dated June 29, 2022, with respect to the consolidated balance sheets as of May 29, 2022 and May 30, 2021, the related consolidated statements of earnings, comprehensive income, total equity and redeemable interest, and cash flows for each of the years in the three-year period ended May 29, 2022, and the related notes
and financial statement schedule II, of General Mills, Inc. and subsidiaries, which report appears in the May 29, 2022 annual report on
Form 10-K and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Minneapolis, Minnesota
June 29, 2022